CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Post Effective Amendment No. 47 to Registration Statement File No. 33-12608, on Form N-1A of our report dated September 23, 2005 appearing in the July 31, 2005 Annual Report to Shareholders for the HighMark Funds and to the references to us under the heading "Financial Highlights" and "Independent Registered Public Accounting Firm" in their Prospectuses and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, all of which are a part of such Registration Statement.


/s/ Deloitte & Touche LLP


New York, New York
November 28, 2005